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                   SECOND AMENDMENT OF SHAREHOLDERS' AGREEMENT

                  THIS AMENDMENT is made as of this 9th day of January, 1998, by and among CRUSADER HOLDING CORPORATION, a Pennsylvania corporation ("CHC"), THOMAS J. KNOX ("Knox"), BRUCE A. LEVY ("Levy"), DANIEL DILELLA ("DiLella"), JOEL S. LAWSON III ("Lawson"), BRIAN MCADAMS ("McAdams"), RONALD CAPLAN ("Caplan"), D. WALTER COHEN ("Cohen"), JEFFREY K. RAFSKY ("Rafsky") and SATELLITE MORTGAGE CORPORATION ("Satellite").

                                   Background

                  CHC, Knox and Levy (Knox and Levy sometimes, individually, an "Initial Shareholder" and collectively, the "Initial Shareholders") entered into a subscription and shareholders' agreement dated as of March 1, 1996 (the "Shareholders' Agreement") pursuant to the terms of which, inter alia, CHC was recapitalized, shares of CHC's class A common stock, par value $.01 per share (the "Class A Common Stock") were issued to the Initial Shareholders and promissory notes executed by CHC were issued to the Initial Shareholders, all as more particularly described therein.

                  On January 31, 1997, the Initial Shareholders, CHC and DiLella, Lawson, McAdams and Caplan (each an "Additional Shareholder") entered into an Amendment to the Shareholder Agreement (the "Amendment") pursuant to the terms of which shares of Class A Common Stock were issued to DiLella, Lawson, McAdams and Caplan and promissory notes executed by CHC were issued to DiLella, Lawson, McAdams and Caplan, all as more particularly described therein.

                  On January 31, 1997, Cohen (an "Additional Shareholder") entered into a Joinder Agreement, pursuant to the terms of which Cohen agreed to be bound by the Shareholders' Agreement and the Amendment thereto.

                  As of November 30, 1997, Rafsky (an "Additional Shareholder" and, together with DiLella, Lawson, McAdams, Caplan and Cohen, the "Additional Shareholders") and Satellite entered into a Joinder Agreement, pursuant to the terms of which Rafsky agreed to be bound by the Shareholders' Agreement and the Amendment thereto.

 The Initial Shareholders and the Additional Shareholders are sometimes individually referred to herein as a "Shareholder" and collectively as the "Shareholders."

                  The Shareholders and CHC now wish to amend the Shareholders' Agreement to permit termination of the Shareholders' Agreement upon the closing on an initial public offering.

                                    Agreement

                  NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:



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                  1. The Additional Shareholders hereby agree to be bound by all of the terms and provisions of the Shareholders' Agreement and the Amendment, as further amended hereby, as though they executed the Shareholders' Agreement as of the date thereof. Hereafter, (a) all references in the Shareholders'
Agreement to "Shareholders" shall be deemed to refer to the Initial Shareholders and the Additional Shareholders and (b) all references in the Shareholders' Agreement to "Shares" shall be deemed to include the shares of CHC's Class A Common Stock purchased by the Additional Shareholders. The definitions of Initial Shareholder, Initial Shareholders, Additional Shareholder and Additional Shareholders are hereby incorporated into the terms and provisions of the Shareholders' Agreement. For purposes of this Amendment, the term "Additional Shareholder" shall also include any other person who subsequently becomes a shareholder of CHC.

                  2. Paragraph 14 of the Shareholders' Agreement is hereby deleted in its entirety and replaced by the following:

                  14. Term of Agreement. This Agreement shall terminate upon the first to occur of the following events:

                           (a) the written agreement by all of the Shareholders of CHC who are, at that time, bound by the terms of this Agreement;

                           (b) the closing of the sale of shares of Class A Common Stock, or such other shares of common stock with attributes substantially similar to those of the Class A Common Stock, in a initial public offering, which shall mean an underwritten public offering (whether on a "best efforts" or "firm commitment" basis) for the account of CHC of Class A Common Stock or securities convertible into Class A Common Stock, where the aggregate sale price of the securities included in such sale (after deduction of the underwriting commissions, discounts and concessions) is at least $10,000,000;

                           (c) the dissolution, bankruptcy, or receivership of CHC; or

                           (d) the cessation of CHC's business, whether by sale of assets, liquidation, or otherwise.

                           (e) In the event that CHC ceases to do business due to liquidation, the Shareholders agree that the net proceeds of liquidation remaining after payment of all liabilities to third parties of CHC shall be distributed as follows:


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                                    (i)  First, to repay in full the Notes;

                                    (ii) Then, to redeem the common stock of
CHC.

                  3. This Amendment may be executed in one or more counterparts with the same effect as if all parties hereto had signed the same document. All counterparts shall be construed together and shall constitute one Amendment.

                  4. All other terms and provisions of the Shareholders' Agreement shall remain unchanged and in full force and effect.

                  5. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.



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                  IN WITNESS WHEREOF, the parties hereto have executed this
Amendment as of the day and year first above written.

 CRUSADER HOLDING CORPORATION, a
 Pennsylvania corporation


 By: /s/ Thomas J. Knox                            /s/ Ronald Caplan
     -----------------------                       -----------------------
     Thomas Knox, Chairman                         RONALD CAPLAN
                                                   DATE: 1/9/98
     /s/ Thomas J. Knox
     -----------------------                       /s/ D. Walter Cohen
     THOMAS J. KNOX                                -----------------------
     DATE: 1/9/98                                  D. WALTER COHEN
                                                   DATE: 1/9/98
     /s/ Bruce A. Levy
     -----------------------                       /s/ Jeffrey K. Rafsky
     BRUCE A. LEVY                                 -----------------------
     DATE: 1/9/98                                  JEFFREY K. RAFSKY
                                                   DATE: 1/9/98

     /s/ Daniel DiLella
     -----------------------
     DANIEL DILELLA                        SATELLITE MORTGAGE CORPORATION
     DATE: 1/20/98
                                           By: /s/ Jeffrey K. Rafsky
                                               ----------------------------
     /s/ Joel S. Lawson III                    JEFFREY K. RAFSKY
     -----------------------                   TITLE: President
     JOEL S. LAWSON III                        DATE:  1/9/98
     DATE: 1/12/98

     /s/ Brian McAdams
     -----------------------
     BRIAN MCADAMS
     DATE: 1/21/98












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